BROWN SHOE REPORTS THIRD QUARTER RECORD SALES, IMPROVED NET EARNINGS; INTRODUCES FULL YEAR 2011 EPS TARGET

•	Consolidated net sales increased 14.5 percent to a record $716.1 million
•	Famous Footwear generated record net sales and same-store sales increase of 10.6 percent
•	Wholesale division net sales rose 33.7 percent
•	Net earnings per diluted share of $0.42 on a GAAP basis
•	Introduces full year 2010 net earnings per diluted share target range of $0.90 to $0.95 on a GAAP basis
•	Introduces full year 2011 net earnings per diluted share target range of $1.31 to $1.43 on a GAAP basis

ST. LOUIS, November 23, 2010 – Brown Shoe Company, Inc. (NYSE:BWS, www.brownshoe.com) today reported financial results for the 13-week period ended October 30, 2010.  Net sales for the third quarter increased 14.5 percent from the third quarter of 2009 to a record $716.1 million.  Net earnings attributable to Brown Shoe Company, Inc. (hereafter “net earnings”) were $18.6 million, or $0.42 per diluted share, compared to net earnings of $16.3 million, or $0.38 per diluted share, in the third quarter of 2009.  On an adjusted basis, excluding charges related to the Company’s information technology initiatives, net earnings were $19.8 million, or $0.45 per diluted share, compared to net earnings of $17.7 million, or $0.42 per diluted share in the third quarter of 2009.  See Schedule 4 attached for a reconciliation to net earnings on a GAAP basis and the discussion of “Non-GAAP Financial Measures.”

Ron Fromm, Brown Shoe’s Chairman and Chief Executive Officer, said, “Our record sales performance in the quarter was gratifying and reinforces that our targeted efforts to bring national brands and value to our core consumer are succeeding.  More important, earnings were ahead of expectations, even as our previously discussed investments in marketing and incentives moderated improvement in operating margins by 230 basis points.  Famous Footwear registered a record Back-to-School season, driven by broad-based gains across athletics, dress and casual styles.  Gross profit margin at Famous Footwear also improved, with less promotional activity on a year-over-year basis, proof that our customers continue to respond positively to our enhanced assortments.  Wholesale grew across all channels, posting the largest quarterly organic sales increase in at least a decade.  The investments we made in marketing and design are elevating demand for our brands and we expect this positive momentum to carry over into 2011.”

Fromm continued, “As we begin the fourth quarter, we continue to experience robust sales growth at Famous Footwear, where same-store sales are trending in the high single-digits, and momentum at Wholesale, driven by a 25 percent increase in backlog at quarter-end. Consequently, we expect to generate $1.00 to $1.05 in adjusted EPS this year, with further increases next year based on low to mid single-digit sales gains along with operating margin expansion, attributable in part to approximately $21 million in costs that are not expected to continue.  We are targeting diluted EPS for 2011 in the range of $1.31 to $1.43.”

Third Quarter 2010 Results:
Net Sales
In the third quarter of 2010, consolidated net sales were $716.1 million versus $625.6 million in the year-ago period, a 14.5 percent increase.  The sales increase reflects continued strong momentum across the Company’s retail, wholesale, and ecommerce businesses.
•
Famous Footwear net sales increased 8.3 percent to $421.5 million, reflecting a record for both the quarter and Back-to-School season.   The sales results were driven by a 10.6 percent same-store sales increase, with positive performances across all categories, channels, and geographies;

•	Net sales in the Wholesale division rose 33.7 percent to $227.1 million, with increases by nearly all brands and across all channels of distribution;
•	Net sales in the Specialty Retail division were $67.4 million, reflecting a 2.1 percent same-store sales increase for the segment; and
•	The increase in retail sales in the third quarter was supported by a 14.1 percent increase in Company-wide ecommerce net sales.

Gross Profit
Gross profit increased by $23.3 million, or 9.0 percent, versus the year-ago period.  As a percent of net sales, gross profit was 39.4 percent versus 41.4 percent last year reflecting several factors:
•	Wholesale gross profit rate decreased to 28.6 percent of net sales in the quarter from 34.0 percent in the year-ago period, which reflects:
o
Lower initial margins driven by channel mix, with comparatively stronger growth in the mid-tier and mass channels during the quarter, and changes in product mix, brand mix and somewhat higher product costs, as well as an increase in inventory markdowns; and

o	A challenging comparison with the year-ago period when gross profit rate increased by 390 basis points from the prior year due to favorable impact of channel and brand mix.
•
Additionally, the Wholesale division, which carries a lower gross margin rate than the retail division, represented 32 percent of consolidated net sales in the quarter versus 27 percent in the previous year;

•
The gross profit rate at Famous Footwear increased by 30 basis points to 44.3 percent of net sales.  The higher gross profit rate reflects improved sell-through across categories and 19 percent fewer store BOGO days than in the year-ago period.

Selling and Administrative Expenses
Selling and administrative expenses increased to $247.1 million from $222.4 million in the year-ago period.  As a percent of net sales, selling and administrative expenses were 34.5 percent, a decrease of 100 basis points, despite $16.8 million in incremental marketing and incentive compensation expenses during the quarter.

Net Restructuring and Other Special Charges
Net restructuring and other special charges related to the Company’s information technology initiatives were $1.9 million and $2.2 million in the 2010 and 2009 third quarters, respectively.

Operating Earnings
Operating earnings were $33.3 million, or 4.6 percent of net sales, compared to operating earnings of $34.3 million, or 5.5 percent of net sales, in the third quarter of 2009.

Net Interest and Tax
Net interest expense was $4.9 million, unchanged from a year ago.  The Company’s effective tax rate in the third quarter of 2010 was 34.9 percent compared to 42.1 percent in the third quarter of 2009.

Net Earnings
Net earnings were $18.6 million, or $0.42 per diluted share, versus net earnings of $16.3 million, or $0.38 per diluted share, in the year-ago quarter.  The third quarter of 2010 included an after-tax charge of $1.2 million, or $0.03 per diluted share, and the third quarter of 2009 included an after-tax charge of $1.4 million, or $0.04 per diluted share.  Charges in both quarters related to the Company’s information technology initiatives.

Balance Sheet
At quarter-end, the Company had $256.3 million in availability under its revolving credit facility and had $29.7 million in cash and cash equivalents.  Inventory at quarter-end was $539.9 million versus $450.2 million in the year-ago period, increasing 19.9 percent, including a 15.4 percent increase in inventory at Famous Footwear.  Average units per store at Famous Footwear increased 12.4 percent versus the year-ago period.  The increase in inventory supports planned sales growth as well as shifts in inventory flow in the Company’s Famous Footwear and Wholesale businesses.  The acceleration of fourth quarter receipts into the third quarter was done in anticipation of launching the Company’s enterprise-wide software solution in November.

Fourth Quarter and Full Year 2010 Targets
The Company expects to generate earnings per diluted share of $0.90 to $0.95 for the full year 2010.  On an adjusted basis, excluding $0.10 of net restructuring and other special charges related to its information technology initiatives, the Company expects to generate earnings per diluted share of $1.00 to $1.05.

Consolidated net sales for the fourth quarter are expected to increase in the high single- to low double-digit range, which includes an increase in same-store sales at Famous Footwear in the high single-digit range and an increase in Wholesale net sales in the high ‘teens to low 20s range.

Selling and administrative expenses as a percent of net sales are expected to be in the range of 36.8 to 37.2 percent for the full year of 2010, which includes net restructuring and other special charges of $6.5 million to $7.0 million related to the Company’s information technology initiatives.  Also included in the full year expectation is a year-over-year increase in marketing expense of approximately $18 million and anomalous costs of approximately $21 million, related to incentive compensation, air freight, and other items.

Depreciation and amortization of capitalized software and intangible assets are expected to total $50.0 million to $50.5 million and net interest expense is expected to approximate $20.0 million to $20.5 million for the full year of 2010.  The Company expects an effective tax rate of 34.8 to 35.2 percent for the full year of 2010 and purchases of property and equipment and capitalized software are targeted in the range of $58.0 million to $60.0 million for the full year of 2010.

Introducing Full Year 2011 Targets
The Company introduces its full year 2011 earnings per diluted share target of $1.31 to $1.43 on a GAAP basis.  This range is predicated upon the following:
•	Consolidated net sales growth in the low to mid single-digit range;
•	Famous Footwear same-store sales growth in the low to mid single-digit range;
•	Wholesale net sales growth in the mid single-digit range; and
•	Included in this expectation is a normalized incentive compensation rate and the elimination of anomalous costs.

Definitions
Consistent with guidance issued by the FASB on noncontrolling interests in consolidated financial statements, all references in this press release, outside of the condensed consolidated financial statements that follow, unless otherwise noted, related to net earnings attributable to Brown Shoe Company, Inc. and diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders, are presented as net earnings and earnings per diluted share, respectively.

Non-GAAP Financial Measures
In this press release, the Company’s financial results are provided both in accordance with generally accepted accounting principles (GAAP) and using certain non-GAAP financial measures. In particular, the Company provides historic and estimated future net earnings and earnings per diluted share adjusted to exclude certain charges and recoveries, which are non-GAAP financial measures. These results are included as a complement to results provided in accordance with GAAP because management believes these non-GAAP financial measures help identify underlying trends in the Company’s business and provide useful information to both management and investors by excluding certain items that may not be indicative of the Company’s core operating results. These measures should not be considered a substitute for or superior to GAAP results.

Conference Call
A conference call to discuss third quarter 2010 results will be held today at 9:00 a.m. ET.  While participation in the question-and-answer session of the call will be limited to institutional analysts and investors, retail brokers and individual investors are invited to attend via a live web-cast at www.brownshoe.com/investor or  www.earnings.com (at the website, type in the BWS ticker symbol to locate the broadcast).

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995:
This press release contains certain forward-looking statements and expectations regarding the Company's future performance and the future performance of its brands. Such statements are subject to various risks and uncertainties that could cause actual results to differ materially. These include  (i) changing consumer demands, which may be influenced by consumers' disposable income, which in turn can be influenced by general economic conditions; (ii) the timing and uncertainty of activities and costs related to the Company’s information technology initiatives, including software implementation and business transformation; (iii) potential disruption to the Company’s business and operations as it implements its information technology initiatives; (iv) the Company’s ability to utilize its new information technology system to successfully execute its strategies; (v) intense competition within the footwear industry; (vi) rapidly changing fashion trends and purchasing patterns; (vii) customer concentration and increased consolidation in the retail industry; (viii) political and economic conditions or other threats to continued and uninterrupted flow of inventory from China and Brazil, where the Company relies heavily on third-party manufacturing facilities for a significant amount of its inventory; (ix) the Company's ability to attract and retain licensors and protect its intellectual property; (x) the Company's ability to secure/exit leases on favorable terms; (xi) the Company's ability to maintain relationships with current suppliers; (xii) compliance with applicable laws and standards with respect to lead content in paint and other product safety issues; (xiii) the Company’s ability to successfully execute its international growth strategy; (xiv) the Company’s ability to source product at a pace consistent with increased demand for footwear; and (xv) the impact of rising prices in a potentially inflationary global environment.  The Company's reports to the Securities and Exchange Commission contain detailed information relating to such factors, including, without limitation, the information under the caption “Risk Factors” in Item 1A of the Company’s Annual Report on Form 10-K for the year ended January 30, 2010, which information is incorporated by reference herein and updated by the Company’s Quarterly Reports on Form 10-Q. The Company does not undertake any obligation or plan to update these forward-looking statements, even though its situation may change.

About Brown Shoe Company, Inc.
Brown Shoe is a $2.5 billion global footwear company.  Brown Shoe’s Retail division operates Famous Footwear, a leading family branded footwear destination with over 1,100 stores nationwide and e-commerce site FamousFootwear.com, approximately 260 specialty retail stores in the U.S., Canada, and China primarily under the Naturalizer brand name, and footwear e-tailer shoes.com. Through its wholesale divisions, Brown Shoe designs and markets leading footwear brands including Naturalizer, Dr. Scholl's, Franco Sarto, LifeStride, Etienne Aigner, Sam Edelman, Via Spiga, Vera Wang Lavender and Buster Brown.  Brown Shoe press releases are available on the Company's website at www.brownshoe.com.

Contacts:
For investors:	For media:
Ken Golden	Dave Garino
Brown Shoe Company, Inc.	Fleishman Hillard
kgolden@brownshoe.com	dave.garino@fleishman.com
314-854-4134	314-982-0551

SCHEDULE 1
BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF EARNINGS
(Unaudited)

	Thirteen Weeks Ended		Thirty-nine Weeks Ended

(Thousands, except per share data)	October 30, 2010	October 31, 2009	October 30, 2010	October 31, 2009

Net sales	$716,093	$625,635	$1,899,567	$1,675,996
Cost of goods sold	433,874	366,692	1,131,318	1,005,249

Gross profit	282,219	258,943	768,249	670,747
	39.4%	41.4%	40.4%	40.0%

Selling and administrative expenses	247,089	222,384	696,052	641,721
Restructuring and other special charges, net	1,852	2,222	5,460	6,834

Operating earnings	33,278	34,337	66,737	22,192
	4.6%	5.5%	3.5%	1.3%

Interest expense	(4,916)	(5,029)	(14,238)	(15,192)

Interest income	46	52	113	340

Earnings before income taxes	28,408	29,360	52,612	7,340

Income tax provision	(9,918)	(12,356)	(18,799)	(1,623)

Net earnings	$18,490	$17,004	$33,813	$5,717
Less: Net (loss) earnings attributable to noncontrolling interests	(83)	704	(67)	1,265
Net earnings attributable to Brown Shoe Company, Inc.	$18,573	$16,300	$33,880	$4,452
Basic earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.42	$0.38	$0.78	$0.10
Diluted earnings per common share attributable to Brown Shoe Company, Inc. shareholders	$0.42	$0.38	$0.77	$0.10

Basic number of shares	42,348	41,588	42,083	41,579
Diluted number of shares	42,608	41,653	42,370	41,579

SCHEDULE 2

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)

(Thousands)	October 30, 2010	October 31, 2009	January 30, 2010
ASSETS

Cash and cash equivalents	$29,707	$34,102	$125,833
Receivables	131,352	84,884	84,297
Inventories	539,881	450,156	456,682
Prepaid expenses and other current assets	31,910	25,116	41,437
Total current assets	732,850	594,258	708,249

Other assets	122,996	117,304	113,114
Intangible assets, net	72,218	78,919	77,226
Property and equipment, net	136,533	149,254	141,561
Total assets	$1,064,597	$939,735	$1,040,150

LIABILITIES AND EQUITY

Borrowings under revolving credit agreement	$113,000	$50,000	$94,500
Trade accounts payable	172,789	136,977	177,700
Other accrued expenses	154,895	128,336	141,863
Total current liabilities	440,684	315,313	414,063

Long-term debt	150,000	150,000	150,000
Deferred rent	35,631	40,186	38,869
Other liabilities	28,554	30,639	25,991

Total Brown Shoe Company, Inc. shareholders’ equity	408,804	394,219	402,171
Noncontrolling interests	924	9,378	9,056
Total equity	409,728	403,597	411,227
Total liabilities and equity	$1,064,597	$939,735	$1,040,150

SCHEDULE 3

BROWN SHOE COMPANY, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)

	Thirty-nine Weeks Ended
(Thousands)	October 30, 2010	October 31, 2009

OPERATING ACTIVITIES:
Net earnings	$33,813	$5,717
Adjustments to reconcile net earnings to net cash (used for) provided by operating activities:
Depreciation	24,487	27,454
Amortization of capitalized software	7,510	6,084
Amortization of intangibles	5,008	5,081
Amortization of debt issuance costs	1,646	1,646
Share-based compensation expense	4,494	3,168
Tax deficiency related to share-based plans	212	31
Loss on disposal of facilities and equipment	783	756
Impairment charges for facilities and equipment	2,273	2,928
Deferred rent	(3,238)	(1,528)
Provision for doubtful accounts	286	529
Foreign currency transaction gains	(36)	(119)
Changes in operating assets and liabilities:
Receivables	(47,317)	(1,102)
Inventories	(82,520)	17,646
Prepaid expenses and other current and noncurrent assets	15,698	17,527
Trade accounts payable	(5,064)	(15,709)
Accrued expenses and other liabilities	9,981	(9,270)
Other, net	(854)	(2,573)
Net cash (used for) provided by operating activities	(32,838)	58,266

INVESTING ACTIVITIES:
Purchases of property and equipment	(22,282)	(22,201)
Capitalized software	(18,632)	(17,924)
Net cash used for investing activities	(40,914)	(40,125)

FINANCING ACTIVITIES:
Borrowings under revolving credit agreement	753,000	644,400
Repayments under revolving credit agreement	(734,500)	(706,900)
Acquisition of noncontrolling interests (Edelman Shoe, Inc.)	(32,692)	–
Dividends paid	(9,183)	(9,007)
Proceeds from stock options exercised	561	–
Contributions by noncontrolling interests	527	–
Tax deficiency related to share-based plans	(212)	(31)
Net cash used for financing activities	(22,499)	(71,538)

Effect of exchange rate changes on cash	125	599

Decrease in cash and cash equivalents	(96,126)	(52,798)

Cash and cash equivalents at beginning of period	125,833	86,900

Cash and cash equivalents at end of period	$29,707	$34,102

SCHEDULE 4

BROWN SHOE COMPANY, INC.
Reconciliation of Operating Earnings, Net Earnings and Diluted Earnings Per Share (GAAP Basis) to Adjusted Operating Earnings, Net Earnings and Diluted Earnings Per Share (Non-GAAP Basis)

	3rd Quarter 2010			3rd Quarter 2009
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP Earnings	$ 33,278	$ 18,573	$ 0.42	$ 34,337	$ 16,300	$ 0.38

Charges / Other Items:

IT Initiatives	1,852	1,195	0.03	2,222	1,437	0.04

Total Charges / Other Items	1,852	1,195	0.03	2,222	1,437	0.04

Adjusted Earnings	$ 35,130	$ 19,768	$ 0.45	$ 36,559	$ 17,737	$ 0.42

	Nine Months 2010			Nine Months 2009
(Thousands, except per share data)	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share	Operating Earnings	Net Earnings Attributable to Brown Shoe Company, Inc.	Diluted Earnings Per Share

GAAP Earnings	$ 66,737	$ 33,880	$ 0.77	$ 22,192	$ 4,452	$ 0.10

Charges / Other Items:

IT Initiatives	5,460	3,642	0.09	6,834	4,402	0.10

Total Charges / Other Items	5,460	3,642	0.09	6,834	4,402	0.10

Adjusted Earnings	$ 72,197	$ 37,522	$ 0.86	$ 29,026	$ 8,854	$ 0.20

SCHEDULE 5

BROWN SHOE COMPANY, INC.
OPERATING RESULTS BY SEGMENT

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	3rd Quarter 2010	3rd Quarter 2009	3rd Quarter 2010	3rd Quarter 2009	3rd Quarter 2010	3rd Quarter 2009

Net Sales	$421.5	$389.2	$227.1	$169.9	$67.4	$66.5

Gross Profit	$186.7	$171.1	$65.0	$57.8	$30.5	$30.0

Gross Profit Rate	44.3%	44.0%	28.6%	34.0%	45.2%	45.1%

Operating Earnings (Loss)	$32.2	$28.6	$13.7	$16.6	$0.7	$(1.4)

Operating Earnings (Loss) %	7.6%	7.3%	6.0%	9.8%	1.0%	(2.0)%

Same-store Sales %	10.6%	4.7%	-	-	2.1%	4.1%

Number of Stores	1,118	1,148	-	-	259	294

	Famous Footwear		Wholesale Operations		Specialty Retail
($ millions)	Nine Months 2010	Nine Months 2009	Nine Months 2010	Nine Months 2009	Nine Months 2010	Nine Months 2009

Net Sales	$1,131.0	$1,020.9	$580.5	$480.7	$188.1	$174.4

Gross Profit	$510.5	$441.9	$175.7	$153.6	$82.0	$75.3

Gross Profit Rate	45.1%	43.3%	30.3%	31.9%	43.6%	43.2%

Operating Earnings (Loss)	$76.1	$30.8	$31.4	$30.4	$(5.0)	$(11.9)

Operating Earnings (Loss) %	6.7%	3.0%	5.4%	6.3%	(2.6)%	(6.8)%

Same-store Sales %	12.4%	(2.1)%	-	-	7.8%	(1.2)%

SCHEDULE 6

BROWN SHOE COMPANY, INC.
Trailing Twelve-Months Results

(Thousands, except per share data)	Twelve Months Ended October 30, 2010	Twelve Months Ended October 31, 2009

Net sales	$ 2,465,539	$ 2,196,991

Gross profit	1,000,641	864,533

Gross profit %	40.6%	39.4%

Operating earnings (loss)	76,068	(182,937)

Operating earnings (loss) %	3.1%	(8.3% )

Net earnings (loss) attributable to Brown Shoe Company, Inc.	38,928	(148,596)

Adjusted net earnings (loss) attributable to Brown Shoe Company, Inc.	45,628	(2,654)

Diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$ 0.89	($ 3.57)

Adjusted diluted earnings (loss) per common share attributable to Brown Shoe Company, Inc. shareholders	$ 1.04	($ 0.06)

BROWN SHOE COMPANY, INC.
Reconciliation of Trailing Twelve-Months Net Earnings (Loss) and Diluted Earnings (Loss) Per Share (GAAP Basis)
to Trailing Twelve-Months Adjusted Net Earnings (Loss) and Diluted Earnings (Loss) Per Share (Non-GAAP Basis)

	Twelve Months Ended October 30, 2010		Twelve Months Ended October 31, 2009
(Thousands, except per share data)	Net Earnings (Loss) Attributable to Brown Shoe Company, Inc.	Diluted Earnings (Loss) Per Share	Net (Loss) Earnings Attributable to Brown Shoe Company, Inc.	Diluted (Loss) Earnings Per Share

GAAP earnings (loss)	$ 38,928	$ 0.89	($ 148,596)	($ 3.57)

Charges / Other Items:

Impairment of goodwill and intangible assets	–	–	119,203	2.87

Expense and capital containment initiatives	–	–	19,091	0.46

Headquarters consolidation	(1,139)	(0.03)	1,739	0.04

IT initiatives	5,014	0.12	5,909	0.14

Organizational changes	2,825	0.06	–	–

Total Charges / Other Items	6,700	0.15	145,942	3.51

Adjusted earnings (loss)	$ 45,628	$ 1.04	($ 2,654)	($ 0.06)